Exhibit 99.1

For Immediate Release

March 4, 2004

Delco Remy International Announces Fourth Quarter and Year End 2003 Operating Results

Anderson, Indiana, March 4, 2004/PRNewswire/ — Delco Remy International, Inc., a leading worldwide manufacturer and remanufacturer of automotive electrical and drivetrain/powertrain products, today announced that fourth quarter 2003 Adjusted EBITDA increased 62.9% to $27.7 million on a net sales increase of 4.2% to $261.0 million as compared to EBITDA of $17.0 million and net sales of $250.5 million for the same period in the prior year. In the fourth quarter of 2003, cash provided by operating activities of continuing operations increased 9.2% to $39.1 million versus $35.8 million in the comparable period of 2002. The Company reported an operating loss of $85.1 million in the fourth quarter of 2003 compared with operating income of $9.6 million in the fourth quarter of 2002. The loss in the fourth quarter of 2003 reflects the $104.1 million special charge discussed below and restructuring charges of $2.2 million.

In the fourth quarter of 2003, the Company changed its estimate for the valuation of its core inventory from primarily customer core acquisition cost to primarily core broker prices and recorded a special charge of $104.1 million. The Company believes this change better reflects current market and competitive conditions as well as the Company’s continued emphasis on cash generation and liquidity. The new values of cores brings the inventory more inline with the appraised values under the asset based lending arrangement. The Company believes this change will enhance purchasing and manufacturing decisions, provide more flexibility to adjust inventory levels and improve liquidity.

In accordance with Statement of Financial Accounting Standards No. 109, “Accounting for Income Taxes,” the Company recorded in the fourth quarter of 2003 a non-cash charge to provide a deferred tax valuation allowance of $28.3 million for all unreserved domestic income tax net assets established prior to 2003. Of this total, $24.7 million was charged to income tax provision and $3.6 million was charged to other comprehensive loss.

Business Review:

The year over year sales increase in the fourth quarter of 2003 reflects higher OEM volumes, primarily due to strong demand from Class 5-8 truck customers and successful new product launches. The new light duty alternator line was commissioned in Mexico with successful shipments to GM. Margins increased due to improved operating performance and reduced manufacturing costs as the Company transitioned production to lower cost global sites.

For the year ended December 31, 2003, net sales of $1,053.2 million increased $26.2 million, or 2.6%, primarily due to competitive wins in the market place. Adjusted EBITDA increased 16.3% to $113.7 million from $97.8 million for the prior year, reflecting higher sales and the success of cost reduction efforts. An operating loss of $64.5 million in 2003 reflects the $104.1 million special charge discussed above and restructuring charges of $49.5 million and compares with operating income of $74.9 million in 2002.

Restructuring charges of $49.5 million in 2003 were for the closure of facilities in Michigan, Indiana, Mississippi and Florida. A $4.4 million post-employment benefit curtailment gain was recorded in 2002.

Commenting on these results, Thomas J. Snyder, President and CEO, stated: “We are very pleased with the progress the Company made during 2003 and the substantial margin expansion over 2002 for the third consecutive quarter. The restructuring and other non-recurring actions taken during 2003 have helped to put the Company in a stronger position to operate effectively in a very competitive market environment. New business wins in the Automotive and Heavy-duty OEM and Electrical Aftermarket were primary drivers of year over year revenue growth.”

Future Outlook:

Commenting on 2004, Snyder said, “We are excited about the strengthening demand in the OEM markets, especially in the Heavy-duty market, and also our market penetration gains and the continuing success of our cost reduction efforts. The first quarter of 2004 is off to a great start and we expect solid revenue and EBITDA growth for the year.”

Reconciliation to GAAP:

For a reconciliation of the non-GAAP financial information appearing in this release to GAAP financial information, please refer to the table following the accompanying Condensed Consolidated Statements of Operations.

Fourth Quarter Conference Call:

Delco Remy’s executive management team will conduct a live conference call on Thursday March 4 at 10:00 a.m. Eastern Standard Time to discuss additional details regarding the Company’s performance for the fourth quarter and the outlook for 2004. The call may be accessed by dialing 888-273-9890 ten minutes prior to the start of the presentation. A replay of the conference will be archived for two weeks, and may be accessed by dialing 800-475-6701 (USA), 320-365-3844 (International), Access Code 722789.

About Delco Remy:

Delco Remy International, Inc., headquartered in Anderson, Indiana, is a leading designer, manufacturer, remanufacturer and distributor of electrical, drivetrain/powertrain and related products and core exchange service for automobiles and light trucks, medium- and heavy-duty trucks and other heavy-duty off-road and industrial applications. It was formed in 1994 as a partial divestiture by General Motors Corporation of the former Delco Remy division, which traces its roots to Remy Electric, founded in 1896.

Caution Regarding Forward-Looking Statements:

This press announcement contains statements relating to future results of the Company that are “forward-looking statements” as defined in the Private Securities

Litigation Reform Act of 1995 (the “Act”) or by the Securities and Exchange Commission (“SEC”) in its rules, regulations and releases. The Company desires to take advantage of the “safe harbor” provisions in the Act for forward-looking statements made in this press announcement. Any statements set forth in this press announcement with regard to its expectations as to financial results and other aspects of its business may constitute forward-looking statements. These statements relate to the Company’s future plans, objectives, expectations and intentions and may be identified by words like “believe,” “expect,” “may,” “will,” “should,” “seek,” or “anticipate,” and similar expressions. The Company cautions readers that any such forward-looking statements are based on assumptions that the Company believes are reasonable, but are subject to a wide range of risks including, but not limited to, risks associated with the uncertainty of future financial results, acquisitions, additional financing requirements, development of new products and services, the effect of competitive products or pricing, the effect of economic conditions and other uncertainties detailed from time to time in the Company’s filings with the SEC. Due to these uncertainties, the Company cannot assure readers that any forward-looking statements will prove to have been correct.

Investor Relations:	David E. Stoll	765-778-6523
	Keri Webb	765-778-6602
Delco Remy Web Site:	http://www.delcoremy.com

DELCO REMY INTERNATIONAL, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(in millions)

	Three Month Period Ended December 31		Twelve Month Period Ended December 31
	2003	2002	2003	2002
	(Unaudited)

Net sales	$261.0	$250.5	$1,053.2	$1,027.0
Cost of goods sold	216.9	215.5	865.4	858.8
Special charges—cost of goods sold	104.1	—	104.1	—

Gross (loss) profit	(60.0)	35.0	83.7	168.2

Selling, general and administrative expenses	22.9	25.4	98.7	97.7
Restructuring charges (credits)	2.2	—	49.5	(4.4)

Operating (loss) income	(85.1)	9.6	(64.5)	74.9
Interest expense	(15.8)	(14.2)	(62.1)	(56.4)

Income (loss) from continuing operations before income taxes, minority interest, loss from unconsolidated joint ventures and cumulative effect of change in accounting principle	(100.9)	(4.6)	(126.6)	18.5
Income tax expense	25.7	0.5	37.8	8.5
Minority interest	2.4	0.6	0.1	(4.3)
Loss from unconsolidated joint ventures	(0.5)	(1.1)	(6.4)	(3.8)

Net (loss) income from continuing operations before cumulative effect of change in accounting principle	(124.7)	(5.6)	(170.7)	1.9

Discontinued operations:
Loss from discontinued operations, net of tax	—	(9.7)	(4.9)	(32.0)
(Loss) gain on disposal of businesses, net of tax	(0.1)	(1.8)	2.3	(28.2)

Net loss from discontinued operations	(0.1)	(11.5)	(2.6)	(60.2)

Cumulative effect of change in accounting principle, net	—	—	—	(74.2)

Net loss	(124.8)	(17.1)	(173.3)	(132.5)

Accretion for redemption of preferred stock	8.5	7.6	32.9	29.4

Net loss attributable to common stockholders	$(133.3)	$(24.7)	$(206.2)	$(161.9)

Adjusted EBITDA:
(Loss) income before tax	$(100.9)	$(4.6)	$(126.6)	$18.5
Interest expense	15.8	14.2	62.1	56.4
Depreciation and amortization	6.5	7.4	24.6	27.3
Restructuring charges (credits)	2.2	—	49.5	(4.4)
Change in estimate for core inventory	104.1	—	104.1	—

Adjusted EBITDA	$27.7	$17.0	$113.7	$97.8

Adjusted EBITDA is not a measure of performance under accounting principles generally accepted in the United States (GAAP). The Company believes Adjusted EBITDA is a meaningful measure of performance that is commonly utilized in the industry to analyze operating performance, liquidity and entity valuation. Adjusted EBITDA should not be construed as income from operations, net income or net cash flow from operating activities as determined by GAAP.

DELCO REMY INTERNATIONAL, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(in millions)

	December 31 2003	December 31 2002
ASSETS
Current Assets
Cash and cash equivalents	$21.3	$12.4
Trade accounts receivable, net	151.2	143.0
Inventories	214.8	281.0
Assets of discontinued operations	—	40.5
Other current assets	27.5	41.3

Total Current Assets	414.8	518.2

Property and equipment, net	135.7	157.0
Goodwill, net	132.6	119.0
Deferred financing costs	14.0	17.3
Other assets	27.4	41.3

Total Assets	$724.5	$852.8

LIABILITIES AND STOCKHOLDERS’ DEFICIT

Current Liabilities
Accounts payable	$161.8	$138.5
Accrued restructuring charges	10.9	5.2
Other accrued liabilities	121.0	75.2
Liabilities of discontinued operations	—	17.2
Short-term debt	31.4	30.2

Total Current Liabilities	325.1	266.3

Long-term debt	593.1	596.4
Accrued restructuring charges	8.8	4.7
Other noncurrent liabilities	38.0	50.2

Minority interest in subsidiaries	15.2	17.8
Redeemable preferred stock	307.0	274.1

Stockholders’ Deficit	(562.7)	(356.7)

Total Liabilities and Stockholders’ Deficit	$724.5	$852.8

DELCO REMY INTERNATIONAL, INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(in millions)

	Twelve Months Ended December 31
	2003	2002
Operating activities:
Net loss attributable to common stockholders	$(206.2)	$(161.9)
Adjustments to reconcile net loss attributable to common stockholders to net cash provided by operating activities:
Cumulative effect of change in accounting principle	—	74.2
Loss from discontinued operations	4.9	32.0
(Gain) loss on disposal of discontinued operations	(2.3)	28.2
Depreciation and amortization	24.6	27.3
Accretion for redemption of preferred stock	32.9	29.4
Change in net working capital, net of acquisitions, restructuring and non-cash special charges	22.2	18.4
Restructuring charges (credits)	49.5	(4.4)
Cash payments for restructuring charges	(15.4)	(15.8)
Non-cash special charges	104.1	—
Other, net	12.9	17.8

Net cash provided by operating activities of continuing operations	27.2	45.2

Investing activities:
Acquisitions, net of cash acquired	(18.9)	(17.2)
Net proceeds on sale of businesses	30.0	—
Purchases of property and equipment	(20.0)	(19.2)
Investments in joint ventures	(0.1)	(3.0)

Net cash used in investing activities of continuing operations	(9.0)	(39.4)

Financing activities:
Net (repayments) borrowings under revolving line of credit and other	(2.2)	15.3
Deferred financing costs	(2.0)	(7.8)
Distributions to minority interests	—	(1.8)

Net cash (used in) provided by financing activities of continuing operations	(4.2)	5.7

Effect of exchange rate changes on cash	1.0	2.0

Cash flows of discontinued operations	(6.1)	(23.7)

Net increase (decrease) in cash and cash equivalents	8.9	(10.2)
Cash and cash equivalents at beginning of year	12.4	22.6

Cash and cash equivalents at end of year	$21.3	$12.4